EXHIBIT 99.1

NEXSTAR VARIABLE INTEREST ENTITY, MISSION BROADCASTING,

CLOSES NEW $300 MILLION SENIOR SECURED TERM LOAN B FACILITY

IRVING, TX (June 3, 2021) – Nexstar Media Group, Inc. (Nasdaq: NXST) today announced that Mission Broadcasting, Inc. (“Mission”), a variable interest entity of wholly-owned subsidiary, Nexstar Media, Inc. (formerly known as Nexstar Inc. or Nexstar Broadcasting, Inc.) (“Nexstar”), has closed on a new $300 million Term Loan B Facility. Mission’s new Term Loan B Facility has a seven-year maturity and bears interest at a rate of LIBOR plus 2.50%, with a 0.0% LIBOR floor. The Term Loan B Facility includes six-months of 101 soft call protection.

Mission intends to use the net proceeds from the new Term Loan B Facility to pay down borrowings under its existing Revolving Credit Facility, pay shared service fees to Nexstar and for general corporate purposes. In addition, concurrent with the closing of the Term Loan B Facility, Mission re-allocated $255 million of its Revolving Credit Facility commitments to Nexstar’s Revolving Credit Facility.

Pro-forma for Mission’s new Term Loan B Facility, Nexstar’s consolidated secured first lien net leverage ratio and total net leverage ratio for the three-month period ended March 31, 2021, remained unchanged at 2.1x and 3.4x, respectively.

About Nexstar Media Group, Inc.

Nexstar Media Group, Inc. (NASDAQ: NXST) is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, digital and mobile media platforms. Its wholly owned operating subsidiary, Nexstar Media Inc., consists of three divisions: Broadcasting, Digital, and Networks.  The Broadcasting Division operates, programs, or provides sales and other services to 199 television stations and related digital multicast signals reaching 116 markets or approximately 39% of all U.S. television households (reflecting the FCC’s UHF discount). The division’s portfolio includes primary affiliates of NBC, CBS, ABC, FOX, MyNetworkTV and The CW. The Digital Division operates 120 local websites and 284 mobile apps offering hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content and creating new revenue opportunities for the company. The Networks Division operates NewsNation, formerly WGN America, a national news and entertainment cable network reaching 75 million television homes, multicast network Antenna TV, and WGN Radio in Chicago. Nexstar also owns a 31.3% ownership stake in TV Food Network, a top tier cable asset.  For more information, please visit www.nexstar.tv.

About Mission Broadcasting, Inc.

Mission Broadcasting, Inc., a television broadcasting company founded in 1996, acquires, develops, and operates television stations and interactive community Websites in medium-sized markets in the United

States. Its stations provide programming to its markets’ viewing audiences via cable or satellite services or over-the-air to those who utilize a television antenna.  The company currently owns broadcast television stations in 25 markets across the country and has network affiliation agreements with ABC, CBS, NBC, Fox, CW and MyNetwork. For more information, please visit missionbroadcastinginc.com.

Forward-Looking Statements

This communication includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words "guidance," "believes," "expects," "anticipates," "could," or similar expressions. For these statements, Nexstar claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this communication, concerning, among other things, future financial performance, including changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, the ability to service and refinance our outstanding debt, successful integration of acquired television stations and digital businesses (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations' operating areas, competition from others in the broadcast television markets, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Nexstar undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this communication might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see Nexstar’s other filings with the Securities and Exchange Commission.

Nexstar Investor Contacts:

Thomas E. Carter

President, Chief Operating Officer and Chief Financial Officer

Nexstar Media Group, Inc.

972/373-8800

Joseph Jaffoni or Jennifer Neuman

JCIR

212/835-8500 or nxst@jcir.com

Nexstar Media Contact:

Gary Weitman

EVP & Chief Communications Officer

972/373-8800

gweitman@nexstar.tv